VOLTERRA SEMICONDUCTOR CORPORATION
2005 MANAGEMENT BONUS PLAN

The following are the terms of the 2005 Management Bonus Plan approved by the Compensation Committee of the Board of Directors of Volterra Semiconductor Corporation (the “Company”) on December 14, 2004 (the “Plan”).

A. Purpose

1.
The terms of the Plan have been established to attract, motivate, retain and reward the Company's executive officers for assisting the Company in achieving its operational goals through exemplary performance.

2.
Under the Plan, cash bonuses, if any, will be based on both the achievement of specified individual and corporate goals as well as a review of personal performance, which will be determined at the discretion of the Compensation Committee.

B. Determination of Bonus Amounts

1.	The target bonus amount for each executive officer is based on a percentage of base salary.

2.	A bonus may range from 0% (if minimum results are not achieved) to a maximum of 150% (if results exceed objectives) of the target bonus amount for each executive officer.

3.	The percentage of the target bonus amount paid to the Company’s chief executive officer will be based solely on the Company’s financial performance.

4.
The percentage of the target bonus amount paid to each of the other executive officers of the Company will be weighted such that two-thirds of the bonus will be based on meeting the Company’s financial performance goals and one third will be based on meeting individual performance goals as established by the Company’s chief executive officer.

5.
The financial performance goal of each executive officer will be based on the Company’s net revenue, gross margin, and operating income for 2005, excluding the impact of any stock-based compensation charges. The Board or the Board’s Compensation Committee may modify the financial performance goals at any time based on business changes during the year and may grant bonuses to executive officers even if the financial performance goals are not met.

6.	The individual performance goals may vary based on the Company’s strategic initiatives and the responsibilities of each executive officer.